800-30H

RICHMONT

Mines Richmont inc.

110, avenue Principale
Rouyn-Noranda QC
J9X 4P2, CANADA
Tél.: (819) 797-2465
Téléc.: (819) 797-0166
www.richmont-mines.com

August 6, 2003

COMMANDER RESOURCES LTD.
1550 – 409 Granville Street
Vancouver, BC V6C 1T2

Attention: William Coulter, President

Re: Mineral Exploration Licence 4870, Newfoundland

Dear Sirs

This letter confirms the agreement of Richmont Mines Inc. ("Richmont") to purchase all right, title and interest of Commander Resources Ltd. ("Commander") in Newfoundland mineral exploration license L4870 and related assets as defined in Schedule "A" hereto (the "Property"), subject to the following terms and conditions:

1 Commander hereby transfers all of its right, title and interest in the Property to Richmont, in full and final consideration for which Richmont undertakes to pay Commander the royalty set out in Schedule "B" hereto (the "Vendor's Royalty"). As soon as possible hereafter, a Deed of Transfer of the Property, now executed by the parties in the form attached as Schedule "C" hereto, shall be registered with the Newfoundland Department of Mines and Energy.

2 As of and from this date

(a) the third-party royalties identified in Schedule "A" (the "Underlying Royalties") shall continue to encumber the Property; and

(b) Commander shall have no right whatsoever in the Property or in the conduct of operations thereon, save:

(i) the right to receive the Vendor's Royalty; and

(ii) the sole right to explore for and produce base metals on the Property, on condition that such do not interfere in any way with the activities of Richmont.

C:\Data\WP50\MARTIN\Purchase Hammerdown extension final.doc

[redacted]

3 Commander covenants, warrants and represents to Richmont that as of this date:

(a) the Property is properly staked where necessary, is recorded and in good standing with all regulatory authorities, and all necessary licenses, permits, rights of way and rights of access have been obtained and are in good standing;

(b) the Property is not subject to any lien, mortgage, royalty, charge, right or other encumbrance other than as described in Schedule "A";

(c) the Property is not subject to any legal proceedings or governmental investigations, and Commander is unaware, after due investigation, of any fact or circumstance (including without limitation, any aboriginal claim or environmental circumstance) which could materially effect the value of the Property or Commander's ability to complete the sale of its interest in the Property hereunder;

(d) Commander is the recorded and beneficial owner of a 100% right, title and interest in and to the Property free and clear of any lien, mortgage, royalty, charge, right or other encumbrance other than those described in Schedule "A";

(e) Commander has maintained and preserved in good order all rights, permits, licenses, data, insurance and facilities relating to the Property;

(f) Commander has the right to enter into this transaction and has obtained all consents necessary therefor; and

(g) the entering into of this transaction by Commander does not conflict with its constating documents or any applicable law or regulation.

4. Richmont covenants, warrants and represents to Commander that:

(a) Richmont has the right to enter into this transaction and has obtained all consents necessary therefor;

(b) the entering into of this transaction by Richmont does not conflict with its constating documents or any applicable law or regulation;

(c) Richmont shall bear all fees, taxes and expenses associated with the sale and transfer of the Property hereunder, save for costs including legal and other professional fees incurred by Commander in respect of this agreement; and

(d) Richmont shall maintain accurate accounts and records with respect to the calculation of the Vendor's Royalty and the Underlying Royalties and shall pay each of them in accordance with their terms as applicable.

[redacted]

5. Commander shall enjoy the following reversionary rights in the Property :

   (a) In the event that Richmont receives a *bona fide* third-party offer to purchase the Property or any portion thereof, and Richmont wishes to accept such offer, Richmont shall inform Commander of the terms of the offer and Commander shall have a first right to purchase the Property or such portion thereof on the same terms as the third-party offer. Commander shall have 30 days following notification of the third-party offer to provide notice of its intention to purchase or not and, if it provides a purchase notice, the parties shall conclude the transaction within 15 days following Richmont's notice.

   (b) In the event that Richmont expends less than $150,000 in maintenance, exploration and/or production on the Property on or before the second anniversary of this agreement, Commander shall have the right, by notice, to require that the Property be transferred to it at Richmont's cost and for a consideration of $1.00. The Property shall be conveyed to Commander on an "as is" basis and without any warranty or guarantee whatsoever.

   (c) The parties agree that, in the event that applicable law or regulation requires the conversion of all or a portion of the Property into a mining lease on pain of extinction of the holder's rights therein, and Richmont wishes to decline such conversion in whole or in part, Commander shall have the right, by notice, to require that such portion of the Property be transferred to it at Commander's cost and for a consideration of $1.00. The Property shall be conveyed to Commander on an "as is" basis and without any warranty or guarantee whatsoever, to enable Commander to effect the conversion in its own name.

6. This agreement shall remain confidential until disclosure is required by competent regulatory authority, whereupon the parties shall agree to the form and content of such disclosure.

7. The parties agree that no finders or other such fees shall be due or payable to any third party.

8. This agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, save that the laws of the Province of Newfoundland and Labrador shall govern matters relating to mineral rights in that Province.

9. The parties hereto declare that they have requested this agreement be drawn up in English. Les parties aux présentes déclarent qu'elles ont exigé que la présente entente soit rédigée en anglais.

Please sign and return the attached copy of this letter to the attention of the undersigned, whereupon this shall be a binding agreement between us.

[redacted]

Yours very truly,

RICHMONT MINES INC

Per: [signature]
Louis Dionne, President and Chief Executive Officer

Acknowledged and agreed to this 12 day of AUGUST, 2003.

COMMANDER RESOURCES LTD.

Per: [signature]
William Coulter, President

[redacted]

SCHEDULE "A"

to the Agreement dated August 6, 2003
between Richmont Mines Inc. and Commander Resources Ltd.

PROPERTY DESCRIPTION

1 The Property referred to in the attached Agreement is comprised of a 100% interest in :

a) Newfoundland and Labrador mineral exploration licence L4870 comprised of the following Claim Blocks:

(i) CB 3498 and CB 4578;

(ii) CB 16094*;

(iii) CB 4639

b) all rights of access, permits and licenses necessary to conduct operations as currently carried out; and

c) all rights, permits, maps, files, data and related documentation relating to the Property, wherever located.

2. The boundaries of the Property are as indicated on the map attached as Annex 1 to this Schedule "A".

3. The Property is held 100% by Commander Resources Ltd. (formerly Major General Resources Ltd.), subject only to the following underlying obligations:

a) Claim Block CB 16094 identified in clause 1(a)(ii) of this Schedule "A" is subject to an underlying 1% NSR royalty in favour of Newfoundland Mining and Exploration Ltd., as set out in its agreement dated July 6, 1995 with Major General Resources Ltd. attached as Annex 2 to this Schedule "A"; and

b) Claim Block CB 4639 identified in clause 1(a)(iii) of this Schedule "A" is subject to an underlying 1% NSR royalty payable as to one-half to Newmont Mining Corporation (formerly Battle Mountain Canada Ltd. and successor in title to Hemlo Gold Mines Inc.) and as to one-half to Afrasia Mineral Fields Inc. (formerly Bristol Exploration Ltd.), pursuant to: (i) the agreement dated May 28, 1998 between Major General Resources Ltd. on the one hand and Battle Mountain Canada Ltd. and Afrasia Mineral Fields Inc. on the other hand, as confirmed by agreement dated July 3, 1998; and (ii) the underlying agreement dated July 20, 1993 between Major General Resources Ltd. as optionee and, as optionors, Bristol Explorations Ltd. and Hemlo Gold Mines Inc.; all of which agreements are attached collectively as Annex 3 to this Schedule "A".

---

* Note Precise boundaries of Claim Block CB 16094 are subject to verification by surveyor.

C:\Data\WP50\MARTIN\Purchase Hammerdown extension final.doc

[redacted]

ANNEX 1

to Schedule "A" of the Agreement dated August 6, 2003
between Richmont Mines Inc. and Commander Resources Ltd.

MAP OF THE PROPERTY


CB16094
NSR
CB4578
CB7941
CB14523
NSR
CB16198
CB8236
CB17032
NSR
CB3498
L4870
CB4639
NSR
CB16466
L4841
Lease # 153
CB7936 NSR
L4870
CB3498
CB16465
L4857
CB5993
L5581M
L5739M
LA420
CB17040
NSR
LA421
CB17039
NSR
B17255
1000 M
COMMANDER RESOURCES LTD.

ANNEX 2

to Schedule "A" of the Agreement dated August 6, 2003
between Richmont Mines Inc. and Commander Resources Ltd.

UNDERLYING ROYALTY ON CB 16094

SCHEDULE "B"

to the Agreement dated August 6, 2003
between Richmont Mines Inc. and Commander Resources Ltd.

VENDOR'S ROYALTY

Richmont shall pay to Commander TWENTY-FIVE CANADIAN DOLLARS (CDN$25.00) for each ounce of gold produced from the Property.

Payments of this royalty (the "Vendor's Royalty") shall be made quarterly, within 30 days of the end of each calendar quarter. Payments of the Vendor's Royalty shall be accompanied by such records of gold production as shall be sufficient to permit Commander to verify and reconcile gold production from the Property.

The Vendor's Royalty shall go with the Property and shall survive any sale or transfer of title thereof, including such as may occur as a result of any corporate reorganization of Richmont.

[redacted]

SCHEDULE "C"

to the Agreement dated August 6. 2003
between Richmont Mines Inc. and Commander Resources Ltd.

DEED OF TRANSFER OF THE PROPERTY

DEPARTMENT OF MINES & ENERGY

TRANSFER

THIS INDENTURE made at Vancouver, province of British Columbia, Canada this 12 day of August, 2003.

BETWEEN Commander Resources Ltd. (hereinafter called the "Transferor") of the one part, and Richmont Mines Inc. (hereinafter called the Transferee) of the other part:

WHEREAS the Transferor is the Holders of

Mineral Licence number 4870
(hereinafter called the "Licence")

NOW THIS INDENTURE WITNESSES that for and in consideration of the sum of $1.00 the Transferor hereby assigns and conveys unto the Transferee ALL his right, title and interest in and to Licence **TO HOLD** unto the Transferee absolutely, subject to Royalty obligations identified in the Purchase Agreement between the Transferor and the Transferee dated August 12, 2003.

IN WITNESS WHEREOF the Transferor has hereunto executed this instrument as of the day and year first above written.

COMMANDER RESOURCES LTD.

Per: [signature]

in the presence of:

[signature]
Witness

REGISTERED this ___ day of __________, 2003
in accordance with Sec.6 the Mineral Act RSN 1990
Vol.____Fol._____ Receipt No.____

MINERAL CLAIMS RECORDER

This TRANSFER is hereby approved this day of _____________2003___ by

MINISTER OF MINES & ENERGY

AFFIDAVIT OF SUBSCRIBING WITNESS VERIFYING

TRANSFER OR OTHER INSTRUMENT

I, Pamela J. White of 2705 East 47th Avenue, in the City of Vancouver in the Province of British Columbia hereby make Oath and say:

1. That on the 12th day of August, 2003, I was personally present and did see the annexed instrument signed and executed by William J. Coulter, President of Commander Resources Ltd. one of the parties thereto.

2. That the said instrument was executed at Vancouver, in the Province of British Columbia.

3. That I know the said party.

4. That I am subscribing witness to said instrument.

SWORN before me at
Vancouver
in the Province of
British Columbia
this 12th day of August,
2003.

[signature]

DAVID J. McCUE
Barrister & Solicitor
1650 - 999 West Hastings Street
Vancouver, British Columbia
V6C 2W2 (604) 684-8411

[signature]

Pamela J. White